Exhibit 32.2

WRITTEN STATEMENT OF THE CHIEF EXECUTIVE OFFICER

Pursuant to 18 U.S.C. Section 1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, David Genzler, the undersigned Principal Accounting Officer of Dynamic Response Group, Inc. (the “Company”), hereby certify that the Quarterly Report on Form 10-QSB of the Company for the three month period ended September 30, 2007 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2007

By:	/s/ David Genzler
David Genzler, Principal Accounting Officer